EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated June 13, 2022, relating to the financial statements of One World Ventures, Inc. as of December 31, 2021 and 2020, and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

July 21, 2022